                                                                  EXHIBIT 2(b)
                                                                  EXECUTION COPY


                               OPTION AGREEMENT

     THIS OPTION AGREEMENT (the "Agreement") dated as of December 6, 1999 is by and between Career Education Corporation, a Delaware corporation (the "Acquiror"), and the other parties signatory hereto (each a "Shareholder").

                                   RECITALS

     Acquiror, CCA Acquisition, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Acquiror ("Acquisition Sub"), and California Culinary Academy, Inc., a California corporation (the "Company"), are negotiating an Agreement and Plan of Merger (as such agreement may be executed and amended from time to time, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), a draft of which has been circulated to the parties, pursuant to which (and subject to the terms and conditions specified therein) the Acquisition Sub will be merged with and into the Company (the "Merger"), whereby each share of common stock, no par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration, other than (i) shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary of the Company or by Acquiror and (ii) Dissenting Shares.

     As a condition to Acquiror's negotiating and entering into the Merger Agreement, Acquiror requires that each Shareholder enter into, and each such Shareholder has agreed to enter into, this Agreement with Acquiror.

                                   AGREEMENT

     To implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

     1. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. Each Shareholder hereby severally and not jointly represents and warrants to Acquiror as follows:

          (a) OWNERSHIP OF SHARES. (i) Such Shareholder is either (a) the record holder or beneficial owner, either alone or with such Shareholder's spouse, of the number of or (b) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a "Trustee") of shares of Company Common Stock as is set forth opposite such Shareholder's name on Schedule I hereto (such shares shall constitute the "Existing Shares", and together with any shares of Company Common Stock acquired of record or beneficially by such Shareholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, shall constitute the "Shares").

               (ii) On the date hereof, the Existing Shares set forth opposite such Shareholder's name on Schedule I hereto constitute all of the outstanding shares of Company Common Stock owned of record or beneficially by such Shareholder. Such Shareholder does not have record or beneficial ownership of any Shares not set forth on Schedule I hereto.

               (iii) Such Shareholder has sole power, or shared power with such Shareholder's spouse, of disposition with respect to all of the Existing Shares set forth opposite such Shareholder's name on Schedule I and sole power, or shared power with such Shareholder's spouse, to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth opposite such Shareholder's name on Schedule I, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

          (b) POWER; BINDING AGREEMENT. Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party or by which such Shareholder is bound including, without limitation, any trust agreement, voting agreement, Shareholders agreement, voting trust, partnership or other agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms. There is no beneficiary of or holder of interest in any trust of which a Shareholder is Trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Shareholder is married and such Shareholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder's spouse, enforceable against such person in accordance with its terms.

          (c) NO CONFLICTS. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, and the expiration or termination of any applicable waiting period thereunder, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable trust, partnership agreement or other agreements or organizational documents applicable to such Shareholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

          (d) LIENS. Such Shareholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or listed on Schedule 1(d).
                                                            -------------

          (e) BROKERS. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder in his or her capacity as such.

          (f) ACKNOWLEDGMENT. Such Shareholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement with Acquiror.

          (g)  REVIEW OF MERGER AGREEMENT.  Such Shareholder (other than Thomas
     C. Green) has received and reviewed a copy of the Merger Agreement and the Company Disclosure Letter delivered therewith and, to the knowledge of such Shareholder, neither the Merger Agreement or the Company Disclosure Letter contains any untrue statement of a material fact or omits to state any material fact required to be state therein or necessary to make the statements therein not misleading.

     2.   OPTION GRANTED TO ACQUIROR.

          (a) Each Shareholder, severally and not jointly, hereby grants to Acquiror an irrevocable option to purchase all, but not less than all, of such Shareholder's Shares at any time prior to the termination of the Merger Agreement in accordance with its terms, on the terms and subject to the conditions set forth herein (collectively, with respect to all the Shareholder's Shares, the "Acquiror Option"), which Acquiror Option shall attach to each Shareholder's Shares and be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors or as a result of any divorce.

          (b) If Acquiror wishes to exercise the Acquiror Option, Acquiror shall send a written notice to each Shareholder of its election to exercise the Acquiror Option, any time prior to the Closing, which exercise shall be subject to the fulfillment of the conditions specified in Section 2(e) hereof. The place and date of the closing of the Acquiror Option ("Acquiror Option Closing") shall be the same as the Closing, and the time of the Acquiror Option Closing shall be immediately prior to the Closing.

          (c) At the Acquiror Option Closing, each Shareholder shall deliver to Acquiror all of such Shareholder's Shares by delivery of a certificate or certificates evidencing such Shares, duly endorsed to Acquiror or accompanied by stock powers duly executed in favor of Acquiror, with all necessary stock transfer stamps affixed.

          (d) At the Acquiror Option Closing, Acquiror shall pay to the Shareholders, by wire transfer in immediately available funds to the account of such Shareholders specified in writing no more than one business day prior to the Acquiror Option Closing, an amount equal to the product of the Merger Consideration and the number of Shares purchased pursuant to the exercise of the Acquiror Option.

          (e) Each of the following conditions must be satisfied at the time the Acquiror Option is exercised and at the time of the Acquiror Option
     Closing:

               (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling (which has not been stayed or suspended pending appeal) and there shall not be any effective statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Shares pursuant to the exercise of the Acquiror Option;

               (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Acquiror Option under the HSR Act shall have expired or been terminated; and

               (iii) all of the conditions set forth in Article 6 of the Merger Agreement shall have been satisfied or waived.

     3. CERTAIN COVENANTS OF SHAREHOLDERS. Except in accordance with the terms of this Agreement, each Shareholder hereby severally covenants and agrees as follows:

          (a) NO SOLICITATION. Prior to the termination of the Merger Agreement in accordance with its terms, no Shareholder shall, in its capacity as such, directly or indirectly (including through advisors, agents or other intermediaries), solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Acquiror, Acquisition Sub or any affiliate thereof) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Proposal (as defined in the Merger Agreement). If any Shareholder in its capacity as such receives any such inquiry or proposal, then such Shareholder shall promptly inform Acquiror in writing of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Shareholder, in its capacity as such, will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          (b) RESTRICTION ON TRANSFER, PROXIES AND NONINTERFERENCE; RESTRICTION ON WITHDRAWAL. Prior to the termination of the Merger Agreement in accordance with its terms, no Shareholder shall, directly or indirectly:
     (i) except pursuant to the terms of the Merger Agreement and to Acquiror pursuant to this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of such Shareholder's Shares or any interest therein, including any trust income or principal, except in each case to a Permitted Transferee who is or agrees in a writing executed by the Acquiror to become bound by this Agreement; (ii) grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations under this Agreement. For purposes of the Agreement, "Permitted Transferees" means, with respect to a Shareholder, any of the following persons: (a) the spouse of such Shareholder, provided that at all relevant times of determination such Shareholder is not separated or divorced from, or is not involved in separation or divorce proceedings with, such spouse; (b) the issue of such Shareholder; (c) any charitable foundation or similar organization founded by such Shareholder; (d) a trust of which there are no principal beneficiaries other than (i) such Shareholder, (ii) such Shareholder's spouse (provided that at all relevant times of determination such Shareholder is not separated or divorced from, or is not involved in separation or divorce proceedings with, such spouse),
     (iii) the issue of such Shareholder, or (iv) any charitable foundation or similar organization founded by such Shareholder; (e) the legal representative of such Shareholder in the event such Shareholder becomes mentally incompetent; and (f) the beneficiaries under (i) the will of such Shareholder or the will of such Shareholder's spouse, or (ii) a trust described in clause (d) above.

          (c) WAIVER OF APPRAISAL AND DISSENTER'S RIGHTS. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Shareholder may have. Each Trustee represents that no beneficiary who is a beneficial owner of Shares under any trust has any right of appraisal or right to dissent from the Merger which has not been so waived.

          (d) NO TERMINATION OR CLOSURE OF TRUSTS. Unless, in connection therewith, the Shares held by any trust which are presently subject to the terms of this Agreement are transferred upon termination to one or more Shareholders and remain subject in all respects to the terms of this Agreement, or other Permitted Transferees who upon receipt of such Shares become signatories to this Agreement, the Shareholders who are Trustees shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the termination of the Merger Agreement in accordance with its terms.

          (e) VOTING OF COMPANY STOCK. Each Shareholder hereby agrees that, prior to the termination of the Merger Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of the Company Common Stock, he will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares, except as otherwise agreed to in writing in advance by the Acquiror in its sole discretion, in favor of any business combination with Acquiror and against the following actions: (a) any Acquisition Proposal (as defined in the Merger Agreement) or (b) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Merger Agreement. Each Shareholder agrees that he will not enter into any agreement or understanding with any Person the intended or reasonably anticipated effect of which would be inconsistent with or violative of any provision contained in this Section 3(e).

          (f) GRANT OF PROXY; APPOINTMENT OF PROXY. Each Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. Prior to the termination of the Merger Agreement in accordance with its terms, each Shareholder hereby irrevocably grants to, and appoints, Acquiror, or any nominee of Acquiror, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote the Existing Shares at every annual, special, or adjourned meeting, or grant a consent or approval in respect of the Shares in favor of any business combination proposed by Acquiror, and against the following actions (a) any Acquisition Proposal (as defined in the Merger Agreement) or (b) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Merger Agreement. Each Shareholder shall have no claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact on accordance with this Agreement or the Merger Agreement. Such proxy is irrevocable and the appointment is coupled with an interest in the Shares.

     4. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     5. CERTAIN EVENTS. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors or as a result of any divorce.

     6. STOP TRANSFER. Each Shareholder agrees with, and covenants to, Acquiror that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement.

     7. TERMINATION. If the Merger Agreement is signed by December 15, 1999, then in the event the Merger Agreement is terminated in accordance with its terms, the obligations set forth in this Agreement shall also terminate. If the Merger Agreement is not signed by December 15, 1999, then the obligations set forth in this Agreement will terminate upon the later to occur of: (a) December 15, 1999; or (b) December 15, 2000, if an Acquisition Proposal is announced or consummated before December 15, 2000.

     8.   MISCELLANEOUS.

          (a) ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, together with the Merger Agreement (and the Exhibits and Schedule thereto) (i) constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party.

          (b) AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that Schedule I may be supplemented by Acquiror by adding the name and other relevant information concerning any Shareholder of the Company who is or agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added Shareholder shall be treated as a "Shareholder" for all purposes of this Agreement.

          (c) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given; as of the date of delivery, if delivered personally; upon receipt of confirmation, if telecopied or upon the next business day when delivered during normal business hours to an overnight courier service, such as Federal Express, in each case to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice; unless the sending party has knowledge that such notice or other communication hereunder was not received by the intended recipient:

          If to the Shareholders:

               Theodore G. Crocker
               244 Valhalla Drive
               Solvang, CA 93463

               William G. DeMar
               6 Steuban Bay
               Alameda, CA 94502

               Thomas C. Green
               c/o Thomas Green Securities
               601 S. Figueroa Street, Suite 2750
               Los Angeles, CA 90017

          with a copy to:

               William E. Waterman, Jr.
               600 West Ninth Street
               Suite 1109
               Los Angeles, CA 90015
               Fax: 213/891-9335

          If to Acquiror:

               Career Education Corporation
               2800 West Higgins Road, Suite 790
               Hoffman Estates, IL 60195
               Attn: John M. Larson, President and Chief Executive Officer
               Fax:  847/781-3610
          with a copy to:

               Katten Muchin & Zavis
               525 West Monroe Street, Suite 1600
               Chicago, IL 60661-3693
               Attn: Lawrence D. Levin
                     David J. Kaufman
               Fax:  312/577-8641

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (d) GOVERNING LAW. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

          (e) COSTS. The parties will each be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated thereby.

          (f) ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

          (g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

          (h) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (i) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

          (j)  DEFINITIONS; CONSTRUCTION.  For purposes of this Agreement:

               (i) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange
          Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

               (ii) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

               (iii) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. In addition, in the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the Company which would have the effect of diluting or changing the Acquiror's rights hereunder, the number and kind of shares or securities subject to the Option and the purchase price per Share (but not the total purchase price) shall be appropriately and equitably adjusted so that the Acquiror shall receive upon exercise or the Acquiror Option the number and class of shares or other securities or property that the Acquiror would have received in respect of the Shares purchasable upon exercise of the Acquiror Option if the Acquiror Option had been exercised immediately prior to such event. Each Shareholder shall take such steps in connection with such consolidation, merger, liquidation or other such action as may be necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Acquiror Option.

          (k) SHAREHOLDER CAPACITY. Notwithstanding anything herein to the contrary, no person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company. Each Shareholder has executed this Agreement solely in his or her capacity as the record or beneficial holder of such Shareholder's Shares or as the trustee of a trust whose beneficiaries are the beneficial owners of such Shareholder's Shares.


                           [Signature Page Follows]

     IN WITNESS WHEREOF, Acquiror and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.


  /s/ Theodore G. Crocker               CAREER EDUCATION CORPORATION
---------------------------
  Theodore G. Crocker

  /s/ William G. DeMar                  By: /s/ John M. Larson
---------------------------                ---------------------------
  William G. DeMar                         Name:  John M. Larson
                                           Title: President and Chief
                                                   Executive Officer

  /s/ Thomas C. Green
---------------------------
  Thomas C. Green

                                  SCHEDULE I

          Record Holder              Number of Shares
          -------------              ----------------

Theodore G. Crocker                     1,199,348

William G. DeMar                          150,935

Thomas C. Green                           177,127

                                 SCHEDULE 1(d)

--------------------------------------------------------------------------------
    Record Holder     Number of         Account            Type of Account
                       Shares
--------------------------------------------------------------------------------
Theodore G. Crocker      313,550  Wells Fargo Bank     Collateral for lines of
                                  (Line of Credit)     credit
--------------------------------------------------------------------------------
                         403,538  Mid Peninsula Bank   Collateral for lines of
                                  (Line of Credit)     credit
--------------------------------------------------------------------------------
                         200,000  First National Bank  Collateral for lines of
                                  (Line of Credit)     credit
--------------------------------------------------------------------------------
                          63,550  Co-America Bank      Collateral for lines of
                                  (Line of Credit)     credit
--------------------------------------------------------------------------------
                         208,408  Legg Mason           General margin account
--------------------------------------------------------------------------------
                           3,702  Piper Jaffray        General margin account
--------------------------------------------------------------------------------
                           6,600  Sutro                Shares unemcumbered
--------------------------------------------------------------------------------
     TOTAL             1,199,348
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    Record Holder     Number of         Account            Type of Account
                       Shares
--------------------------------------------------------------------------------
William DeMar               900    Investec             General margin account
--------------------------------------------------------------------------------
                            100    MDG                  General margin account
--------------------------------------------------------------------------------
                        149,935    Legg Mason           General margin account
--------------------------------------------------------------------------------
     TOTAL              150,935
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    Record Holder     Number of         Account            Type of Account
                       Shares
--------------------------------------------------------------------------------
Thomas C. Green          177,127  Thomas Green          General margin account
                                  Securities, Inc.
--------------------------------------------------------------------------------

                               CONSENT OF SPOUSE
                               -----------------

     The undersigned, __________, does hereby certify that: I am the spouse of ___________; I have carefully read the foregoing Option Agreement (the "Agreement") to which this consent is attached relating to the granting of an option with respect to the stock of California Culinary Academy, Inc. (the "CCA Stock"). I fully and completely understand its meaning and effect; I fully and completely consent to and approve the purposes and wisdom of its provisions and agree to be bound by the terms thereof to the extent that it may affect any community property that I may have together with my spouse or any separate property interest that I may have in the CCA Stock; I agree to be bound by the terms and conditions of said instrument as surviving spouse, heir, devisee or legatee of my spouse, to the extent that my interest may be affected; and I acknowledge that the parties to the Agreement to which this consent is attached are entering into it in reliance on the consent herein given by me. I have been advised of my right to obtain separate counsel.


Dated: ________________                 _____________________________